EXHIBIT 23.1

                 CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of United Stationers Inc. for the registration of 3,700,000 shares of its Common Stock in connection with United Stationers Inc. 2000 Management Equity Plan, 270,000 shares of its Common Stock in connection with United Stationers Inc. Retention Grant Plan, and 160,000 shares of its Common Stock in connection with United Stationers Inc. Directors Grant Plan of our report dated January 26, 2001 with respect to the consolidated financial statements of United Stationers Inc. included in United Stationers Inc.'s annual report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                              /s/ ERNST & YOUNG LLP

Chicago, Illinois
July 31, 2001